Exhibit 28(j)
Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated February 27, 2025, with respect to the financial statements and financial highlights of SFT Balanced Stabilization Fund, SFT Core Bond Fund, SFT Equity Stabilization Fund, SFT Government Money Market Fund, SFT Index 400 Mid-Cap Fund, SFT Index 500 Fund, SFT Macquarie Growth Fund (formerly SFT Delaware Ivysm Growth Fund), SFT Macquarie Small Cap Growth Fund (formerly SFT Delaware Ivysm Small Cap Growth Fund), SFT Real Estate Securities Fund, SFT T. Rowe Price Value Fund, and SFT Wellington Core Equity Fund, each a series of Securian Funds Trust, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM” and “FINANCIAL STATEMENTS” in the Statement of Additional Information.
/s/ KPMG LLP
Columbus, Ohio
April 25, 2025